Exhibit 99.1

633 Seventeenth Street, Ste. 2320 Denver, CO 80202-3619 (303) 296-3076 (303) 773-8099 Fax
FOR RELEASE:	August 12, 2014 8:30 AM

CONTACT:	Ray Singleton 303-296-3076, ext. 102

Earthstone Energy Reports

1st Quarter Results

DENVER, COLORADO, August 12, 2014 / -- EARTHSTONE ENERGY, INC. (NYSE MKT: ESTE) reported net income of $997,000, or $0.58 per diluted share, on revenue of $5,238,000 for the first quarter of fiscal 2015, ended June 30, 2014 (2014).  This compares to net income of $693,000, or $0.40 per diluted share, on revenue of $3,595,000 for the first quarter of fiscal 2014, ended June 30, 2013 (2013).  Total revenue and net income increased $1,643,000 (46%) and $304,000 (44%), respectively, from 2013.  These increases were due to both higher oil and gas sales volumes and higher natural gas prices in 2014 relative to 2013.  These gains were partially offset by slightly lower oil prices, and with respect to net income, higher G&A expenses, primarily due to one-time costs associated with our previously announced Strategic Combination with Oak Valley Resources, LLC. (Oak Valley).  Other factors which contributed to the quarterly results are disclosed in the Company’s most recent Form 10-Q.

“Each quarter seems to get better,” commented Ray Singleton, President of Earthstone. “Sales revenue increased by over $1.6 million despite nearly a 2% decline in oil prices.  Sixty percent of the revenue increase came from increased oil volumes, while forty percent of the increase came from gas revenue as a higher percentage of gas production in North Dakota is being sold and processed rather than being flared.  As a result, our oil and gas revenues have increased nearly 46% over the comparable prior quarter.  This has yielded nearly a 44% increase in net income over the comparable prior quarter.

Continuing, Singleton said, “Two things regarding our Strategic Combination with Oak Valley.  First, we have continued to move forward on completing the conditions to closing of the transaction.  On July 17, 2014, we filed our preliminary proxy statement with the Securities and Exchange Commission.  We are working towards closing the transaction as soon as is reasonably possible.  Second, our G&A expense this quarter included approximately $627,000 of expenses related to our proposed transaction with Oak Valley, LLC.  While, at this point, we anticipated these one-time transaction related expenses, without them, we believe we would have seen a significantly stronger increase in our net income year over year.”

Singleton further stated, “Over the last couple of years, we have been pleased with the Company’s growth and performance.  Now, we are also extremely excited about the potential impact of the Oak Valley transaction.  We believe this combination will be a “game changer” for the future of the Company and its shareholders and act as a catapult for Earthstone’s performance, profitability and visibility.”

ABOUT EARTHSTONE ENERGY:

Earthstone Energy, Inc. is a growth-oriented independent oil and gas exploration and production company with primary operations in the Williston Basin and southern Texas.  Earthstone is currently traded on NYSE MKT under the symbol ESTE.  Information on Earthstone can be found at its web site: www.earthstoneenergy.com.

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THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Some statements contained in this release are forward-looking, and therefore involve uncertainties or risks that could cause actual results to differ materially.  Forward-looking statements can be identified by words such as “should,” ”may,” “will,” “anticipate,” “expect,” “estimate,” “intend” or “continue,” or comparable words or phrases.  In addition, all statements other than statements of historical facts that address activities that Earthstone intends, expects or anticipates will or may occur in the future are forward-looking statements.  Forward-looking statements include comments regarding the anticipated closing of the proposed combination with Oak Valley.  Factors that could cause actual results to differ are discussed in more detail in Earthstone Energy’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed for March 31, 2014.  The Company disclaims any obligation to update forward-looking statements.

FINANCIAL & OPERATING HIGHLIGHTS

	Three Months Ended June 30,
	2014	2013
Revenue	$5,238,000	$3,595,000
Net income	$997,000	$693,000

Basic net income per share	$0.58	$0.40
Diluted net income per share	$0.58	$0.40

Weighted avg. number of shares outstanding, basic	1,719,042	1,710,829

Weighted avg. number of shares outstanding, diluted	1,724,512	1,710,829